Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Fourth Quarter And Full Year Ended December 30, 2018

Net Sales Up 3% For Fourth Quarter

NASHVILLE, TN, March 11, 2019 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today reported financial results for the fourth quarter ended December 30, 2018. The Company’s fiscal year ends on the Sunday closest to December 31 each year and therefore, as fiscal 2018 began on January 1, 2018, the benefit of New Year’s Eve activity, which is typically one of the Company’s highest volume days during the year, is not reflected in the Company’s reported results for any of the periods comprising annual results for 2018.

Fourth Quarter 2018 Highlights Compared To The Fourth Quarter Of 2017

•	Net sales were $63,205,000, an increase of 3.0% from $61,338,000 reported in the fourth quarter of 2017.

•

For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $115,800, a gain of 0.3% from $115,500 reported in the fourth quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant were $85,400, up 2.4% from $83,400 recorded in the fourth quarter of 2017.

•

The Company recorded a loss from continuing operations before income taxes of $470,000 for the fourth quarter of 2018 compared to income from continuing operations before income taxes of $4,340,000 in the corresponding quarter of the prior year. The principal factor impacting income for the fourth quarter of 2018 was the non-recurring transaction expense of $4,560,000 related to the termination of the consulting agreement (“Consulting Agreement”) between Black Knight Advisory Services, LLC (“Black Knight”) and the Company announced on November 30, 2018

(see “Black Knight Consulting Agreement Terminated” below). The Company funded this obligation on January 31, 2019 through use of cash on hand and eliminated the obligation to pay Black Knight 3% of the Company’s Adjusted EBITDA for the remaining 6.8-year term of the Consulting Agreement. According to termination provisions of the Consulting Agreement, the Company is also required to make a separate cash payment of $705,000 to Black Knight for the pro-rata portion of the 2018 consulting fee within ten days of the completion of its 2018 audit.

•

The final valuation of the Black Knight profits interest grant was calculated at the completion of the vesting period on October 6, 2018 and resulted in profits interest income of $450,000 in the most recent quarter. This compares to profits interest income of $773,000 in the fourth quarter of 2017. The Company also accrued consulting fees of $116,000 under the Consulting Agreement in the fourth quarter of 2018. This compares to consulting fees of $250,000 recorded in the final quarter of 2017.

•

The loss from continuing operations before income taxes for the fourth quarter of 2018 included non-recurring transaction expenses of $4,715,000, up from non-recurring transaction expenses of $1,094,000 in the same quarter a year earlier. Excluding these non-recurring transaction expenses for both periods, the Company’s income from continuing operations before income taxes would have totaled $4,245,000 for the fourth quarter of 2018 compared to $5,434,000 for the fourth quarter of 2017.

•

The Company recorded net income of $934,000 for the fourth quarter of 2018. This compares to net income of $5,340,000 in the fourth quarter of 2017. Results included an income tax benefit of $1,524,000 in the fourth quarter of 2018 compared to an income tax benefit of $1,105,000 in the corresponding quarter of the previous year. The tax benefit for 2018 was the result of a (66%) effective tax rate, driven in large part by the impact of FICA tip credits on lower pre-tax income.

•	The basic and diluted earnings per share totaled $0.06 for the fourth quarter of 2018 compared to $0.36 for the fourth quarter of 2017.

•	Adjusted EBITDA(2) was $7,364,000 in the fourth quarter of 2018, down 9.9% from $8,177,000 in the final quarter of 2017.

•	Restaurant Operating Profit Margin (3) as a percent of net sales was 12.8% in the fourth quarter of 2018 compared to 14.9% for the same quarter of 2017.

•	Cost of sales as a percentage of net sales in the fourth quarter of 2018 was 32.7% compared to 32.1% in the last quarter of 2017.

(1)

Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)

Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)

“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income (Loss). Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

For the fourth quarter of 2018, the Company’s restaurant labor and related costs as a percentage of net sales were 30.4% compared to 29.5% of net sales in the last quarter of 2017. Other restaurant operating expenses were 19.5% of net sales in the fourth quarter of 2018 compared to 19.4% of net sales in the final quarter of 2017.

The Company’s consolidated operating loss for the fourth quarter of 2018 was ($361,000) compared to operating income of $4,507,000 for the fourth quarter of 2017.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grill locations were down 1.7% in the fourth quarter of 2018 compared to the fourth quarter of the prior year. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 2.2% for the fourth quarter of 2018 compared to the fourth quarter of 2017. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grill same store base of restaurants during the fourth quarter of 2018 was $32.51, up 1.9% from $31.90 during the fourth quarter of 2017. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants was $44.05 during the final quarter of 2018, down 0.1% from $44.09 posted in the corresponding quarter of 2017.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations in the fourth quarter of 2018 were down 3.0% from the fourth quarter of 2017, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations increased 4.4% for the fourth quarter of 2018 compared to the fourth quarter of 2017. Average guest checks for the combined J. Alexander’s/Grill restaurants increased 1.9% from $31.90 in the fourth quarter of 2017 to $32.52 for the final quarter of 2018. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 0.8% from $44.09 in the fourth quarter of 2017 to $43.72 in the fourth quarter of 2018.

The effect of menu pricing for the fourth quarter of 2018 was estimated to be a 0.9% increase for both the J. Alexander’s/Grill restaurants and the Stoney River Steakhouse and Grill restaurants compared to the last quarter of 2017. Inflation in food costs for the fourth quarter of 2018 was estimated to total 2.8% for the J. Alexander’s/Grill restaurants, with beef costs increasing by an estimated 4.1% compared to the fourth quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, inflation for the fourth quarter of 2018 was estimated to total 2.9%, with beef costs up by 5.7% from the comparable quarter of 2017.

Board Approves Stock Repurchase Program

During the fourth quarter of 2018, the Company’s board of directors authorized a share repurchase program, replacing the program that had been in place since October 29, 2015. The board authorized the Company to purchase up to $15,000,000 of its common stock in the aggregate over a three-year period ending November 1, 2021. Under the prior program, the Company repurchased 305,059 shares of common stock over three years for an aggregate purchase price of $3,203,000, using cash on hand and operating cash flow to fund such purchases. Share repurchases under the newly authorized program are expected to be made solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any amount of stock.

Black Knight Consulting Agreement Terminated

On November 30, 2018, the Company entered into a termination agreement (“Termination Agreement”) which effectively terminated its Consulting Agreement with Black Knight. The Consulting Agreement had been in place since September 2015 in connection with the Company’s separation from Fidelity National Financial, Inc. (NYSE: FNF) (the “Spin off”). Under the terms of the Termination Agreement and the Consulting Agreement, the Company made a termination payment of $4,560,000 to Black Knight on January 31, 2019. In addition, the Company agreed to make a final payment of the pro-rated annual fee related to fiscal 2018 within ten days of the completion of the 2018 audit. Such payment, totaling $705,000, is expected to occur on March 15, 2019 and will also be funded through use of cash on hand. Additionally, in accordance with the terms of the Consulting Agreement, the Termination Agreement and the 2015 Unit Grant Agreement (the “Grant Agreement”), also entered into in connection with the Spin-off and pursuant to which Black Knight was granted 1,500,024 Class B profits interest units of the Company’s operating subsidiary, J. Alexander’s Holdings, LLC, Black Knight had 90 days from the effective termination date of November 30, 2018 to exercise exchange rights relative to the fully-vested profits interest units it held. Under the Grant Agreement, the profits interest units could be exchanged by Black Knight for shares of the Company’s common stock if the market capitalization of the Company exceeded a hurdle amount of approximately $151,052,000 at the time of the exchange. The number of shares of Company common stock issuable on exchange would have been determined in accordance with the terms of the Grant Agreement and the J. Alexander’s Holdings, LLC operating agreement. The Black Knight profits interest grant expired on February 28, 2019 without an exchange of the related B units into the Company’s common stock and, as a result, the Class B units were cancelled and forfeited for no consideration.

Chief Executive Officer’s Comments

“Persistently soft sales from selected new restaurants, coupled with a significant beef price inflation of 4.1%, were primary factors impacting the performance of our J. Alexander’s/Grill restaurant collection in the final quarter of 2018,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “In contrast, we continued to be pleased with the results in our Stoney River Steakhouse and Grill collection, highlighted by another quarter of increased same store sales and higher guest counts.”

Stout said that the soft sales trend in the newer J. Alexander’s/Grill restaurants occurred for much of the final two quarters of 2018. He also stated “this is not unusual to have soft sales in our openings. Our history has been that the ramp up associated with our new restaurants can be slow, especially in markets that are new to us.” The Company is aggressively promoting these new locations through the use of social media.

“We have experienced a modest improvement in guest counts and sales at our newest J. Alexander’s restaurant,” Stout continued. “We do believe that our initiatives will ultimately move the needle related to consistently raising guest traffic in each of our selected underperforming restaurants. We remain convinced from experience that once guests realize what we offer, they will help us build the foundation for long-term success in these newer restaurants.”

Stout noted that at the Stoney River Steakhouse and Grill group, various operational measures implemented over past quarters to build guest counts and sales at specific locations have translated into a steadily improved financial performance. “Stoney River continues to perform well on a comparative basis, although not quite as robust as in recent quarters of 2018 as we bumped up against strong performances in the previous year. We are pleased again to report that most of the sales increases generated within this group have been organic. At the same time, we are continuing to experience solid performances from our newer Stoney River restaurants, the latest opening in the fourth quarter in Troy, Michigan.”

Stout said that beef prices in 2019 are presently trending higher than in 2018. “At this time, we do not know what the impact will be from extreme cold weather. Other commodities are expected to increase modestly in 2019 but we do not anticipate the need at present to pass on any significant price increases.”

Stout added that the Company’s guidance for fiscal 2019 calls for improving same store sales in the J. Alexander’s/Grill restaurant collection and a continued upward trend in same store sales in the Stoney River Steakhouse and Grill collection. The guidance for 2019 also reflects increases in the Company’s Adjusted EBITDA, net income and basic EPS range.

Full Year Highlights For 2018

For fiscal 2018, the Company recorded net sales of $242,264,000, up 3.9% from $233,255,000 recorded in 2017. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant rose 1.1% to $115,100 in 2018 from $113,800 in the same four quarters of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant advanced 5.0% from $76,200 in 2017 to $80,000 in 2018.

Income from continuing operations before income taxes for fiscal 2018 was $2,862,000, down from $6,426,000 reported for 2017. These balances reflect the impact of $5,648,000 in transaction expenses for 2018 and $3,529,000 in transaction expenses during 2017.

During fiscal 2018, the Black Knight profits interest grant resulted in non-cash profits interest expense of $2,644,000 compared to profits interest expense of $942,000 reported in 2017. For the most recent year, the Company accrued consulting fees of $703,000 from its consulting agreement with Black Knight compared to $809,000 of expense in 2017.

The Company posted net income of $3,999,000 in fiscal 2018, down from $7,334,000 achieved in 2017. Adjusted EBITDA for fiscal 2018 totaled $25,622,000, up from $24,969,000 recorded in the prior year. Basic earnings per share and diluted earnings per share totaled $0.27 in 2018. In the comparable four quarters of 2017, basic earnings per share and diluted earnings per share totaled $0.50. (See attached “Adjusted EBITDA Reconciliation” for the Company’s definition of Adjusted EBITDA and a reconciliation to net income.)

Guest counts within the same store base of restaurants decreased by 1.3% within the J. Alexander’s/Grill restaurants for fiscal 2018 and increased 5.2% within the Stoney River Steakhouse and Grill restaurants during 2018. The average guest check within the same store base at the combined J. Alexander’s/Grill restaurants increased 2.5% from $31.17 for 2017 to $31.95 for 2018, while the average guest check within the Stoney River Steakhouse and Grill same store base of restaurants decreased by 0.3% from $43.11 in 2017 to $43.00 for 2018. The effect of menu price changes for 2018 was estimated to be a 1.7% increase over 2017 at the J. Alexander’s/Grill locations and a 1.6% increase over 2017 at the Stoney River Steakhouse and Grill restaurants.

Cost of sales as a percentage of net sales for 2018 was 31.9% compared to 32.0% for 2017. The estimated effect of inflation in food costs for 2018 was 1.6% for the J. Alexander’s/Grill restaurants, with beef costs increasing by approximately 0.7% compared to the same twelve months a year earlier. For the Stoney River Steakhouse and Grill restaurants, inflation was estimated to be 0.4% during 2018, with beef costs increasing by 0.3% from 2017.

Restaurant Development

During 2018, the Company opened one new J. Alexander’s restaurant and one new Stoney River Steakhouse and Grill. The new J. Alexander’s restaurant opened on April 30, 2018 in King of Prussia, Pennsylvania. The new Stoney River Steakhouse opened on October 29, 2018 in Troy, Michigan. The 2019 development plan calls for two new J. Alexander’s/Grill restaurants which are scheduled to open during the fourth quarter of 2019, the first of which will be located in Houston, Texas.

2019 Guidance

The Company’s performance outlook is based on current information as of March 11, 2019. The Company does not expect to update its 2019 guidance as set forth below before the next quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, the guidance for the 2019 fiscal year is as follows:

Same Store Sales:

J. Alexander’s/Grill	+1.0% - +2.0%

Stoney River Steakhouse and Grill	+2.0% - +3.0%

Capital Expenditures	$19.0MM - $21.0MM

Revenue	$253.0MM - $256.0MM

Net Income	$10.2MM - $11.2MM

AEBITDA	$27.2MM - $28.2MM

Effective tax rate	2.0% - 6.0%

Basic EPS Range	$0.69 - $0.76

Conference Call

The Company will hold a conference call on Tuesday, March 12, 2019, at 10:00 a.m., Central Time, to discuss its financial results for the fourth quarter and year ended December 30, 2018. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at http://investor.jalexandersholdings.com or

http://public.viavid.com/index.php?id=133414. A replay of the conference call will be available shortly following the conclusion of the call (beginning at 1p.m. Central Time) at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=133414, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and entering access code 13687954. The replay will be accessible through March 19, 2019 via telephone, and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 30 2018	December 31 2017	December 30 2018	December 31 2017
Net sales	$63,205	$61,338	$242,264	$233,255
Costs and expenses:
Cost of sales	20,692	19,670	77,262	74,548
Restaurant labor and related costs	19,240	18,085	74,850	71,541
Depreciation and amortization of restaurant
property and equipment	2,847	2,554	10,870	9,999
Other operating expenses	12,319	11,917	48,245	46,590

Total restaurant operating expenses	55,098	52,226	211,227	202,678
Transaction and integration expenses	4,715	1,094	5,648	3,529
General and administrative expenses	3,362	3,407	20,485	18,886
Pre-opening expense	391	104	1,415	1,038

Total operating expenses	63,566	56,831	238,775	226,131

Operating (loss) income	(361)	4,507	3,489	7,124
Other income (expense):
Interest expense	(187)	(191)	(724)	(816)
Other, net	78	24	97	118

Total other expense	(109)	(167)	(627)	(698)

(Loss) income from continuing operations before income taxes	(470)	4,340	2,862	6,426
Income tax benefit	1,524	1,105	1,596	1,347
Loss from discontinued operations, net	(120)	(105)	(459)	(439)

Net income	$934	$5,340	$3,999	$7,334

Basic earnings per share:
Income from continuing operations, net of tax	$0.07	$0.37	$0.30	$0.53
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Basic earnings per share	$0.06	$0.36	$0.27	$0.50

Diluted earnings per share:
Income from continuing operations, net of tax	$0.07	$0.37	$0.30	$0.53
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Diluted earnings per share	$0.06	$0.36	$0.27	$0.50

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,695	14,695	14,863	14,768

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Year Ended
	December 30 2018	December 31 2017	December 30 2018	December 31 2017
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.7	32.1	31.9	32.0
Restaurant labor and related costs	30.4	29.5	30.9	30.7
Depreciation and amortization of restaurant property and equipment	4.5	4.2	4.5	4.3
Other operating expenses	19.5	19.4	19.9	20.0

Total restaurant operating expenses	87.2	85.1	87.2	86.9
Transaction and integration expenses	7.5	1.8	2.3	1.5
General and administrative expenses	5.3	5.6	8.5	8.1
Pre-opening expense	0.6	0.2	0.6	0.4

Total operating expenses	100.6	92.7	98.6	96.9

Operating (loss) income	(0.6)	7.3	1.4	3.1
Other income (expense):
Interest expense	(0.3)	(0.3)	(0.3)	(0.3)
Other, net	0.1	0.0	0.0	0.1

Total other expense	(0.2)	(0.3)	(0.3)	(0.3)

(Loss) income from continuing operations before income taxes	(0.7)	7.1	1.2	2.8
Income tax benefit	2.4	1.8	0.7	0.6
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	1.5%	8.7%	1.7%	3.1%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:
Adjusted EBITDA(1)	$7,364	$8,177	$25,622	$24,969
As a % of net sales	11.7%	13.3%	10.6%	10.7%

Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$114,100	$115,500	$112,900	$112,900
Percent change	-1.2%		0.0%

Stoney River Steakhouse and Grill	$86,400	$83,400	$79,800	$75,400
Percent change	3.6%		5.8%

Average weekly same store sales per restaurant:
J. Alexander’s / Grill Restaurants	$115,800	$115,500	$115,100	$113,800
Percent change	0.3%		1.1%

Stoney River Steakhouse and Grill	$85,400	$83,400	$80,000	$76,200
Percent change	2.4%		5.0%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	December 30 2018	December 31 2017
Assets
Current assets:
Cash and cash equivalents	$8,783	$10,711
Other current assets	8,682	8,019

Total current assets	17,465	18,730
Other assets	5,557	5,661
Deferred income taxes	539	522
Property and equipment, net	109,332	103,615
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,647	25,202
Deferred Charges, net	272	184

	$174,549	$169,651

Liabilities and Stockholders’ Equity
Current liabilities	$33,778	$30,027
Long term debt, net of portion classified as current and unamortized deferred loan costs	5,866	10,781
Deferred compensation obligations	6,251	6,451
Deferred income taxes	—	2,075
Other long-term liabilities	6,995	6,456
Stockholders’ equity	121,659	113,861

	$174,549	$169,651

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Year Ended
	December 30 2018	December 31 2017
Cash flows from operating activities:
Net income	$3,999	$7,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	11,157	10,287
Equity-based compensation expense	3,765	2,207
Other, net	(1,659)	(1,706)
Changes in assets and liabilities, net	4,418	3,138

Net cash provided by operating activities	21,680	21,260
Cash flows from investing activities:
Purchase of property and equipment	(18,111)	(13,312)
Other investing activities	(497)	(256)

Net cash used in investing activities	(18,608)	(13,568)
Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(5,000)	(3,611)
Other financing activities	—	(2)

Net cash used in financing activities	(5,000)	(3,613)

(Decrease) increase in cash and cash equivalents	(1,928)	4,079
Cash and cash equivalents at beginning of year	10,711	6,632

Cash and cash equivalents at end of year	$8,783	$10,711

Supplemental disclosures:
Property and equipment obligations accrued at beginning of year	$1,854	$2,587
Property and equipment obligations accrued at end of year	819	1,854
Cash paid for interest	795	797
Cash paid for income taxes	704	850

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Year Ended
	December 30 2018	December 31 2017	December 30 2018	December 31 2017
Net income	$934	$5,340	$3,999	$7,334
Income tax benefit	(1,524)	(1,105)	(1,596)	(1,347)
Interest expense	187	191	724	816
Depreciation and amortization	2,920	2,638	11,195	10,339

EBITDA	2,517	7,064	14,322	17,142
Transaction and integration expenses	4,715	1,094	5,648	3,529
Loss on disposal of fixed assets	80	28	202	147
Asset impairment charges and restaurant closing costs	3	(3)	17	132
Non-cash compensation	(462)	(215)	3,559	2,542
Loss from discontinued operations, net	120	105	459	439
Pre-opening expense	391	104	1,415	1,038

Adjusted EBITDA	$7,364	$8,177	$25,622	$24,969

Note: For purposes of computing Adjusted EBITDA, the ($450) and ($773) for the quarters ended December 30, 2018 and December 31, 2017, respectively, and $2,644 and $942 for the years ended December 30, 2018 and December 31, 2017, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $116 and $250 for the quarters ended December 30, 2018 and December 31, 2017, respectively, and totaling $703 and $809 for the years ended December 30, 2018 and December 31, 2017, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Year Ended
	December 30 2018		December 31 2017		December 30 2018		December 31 2017
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating (loss) income	$(361)	-0.6%	$4,507	7.3%	$3,489	1.4%	$7,124	3.1%
General and administrative expenses	3,362	5.3%	3,407	5.6%	20,485	8.5%	18,886	8.1%
Transaction and integration expenses	4,715	7.5%	1,094	1.8%	5,648	2.3%	3,529	1.5%
Pre-opening expense	391	0.6%	104	0.2%	1,415	0.6%	1,038	0.4%

Restaurant Operating Profit	$8,107	12.8%	$9,112	14.9%	$31,037	12.8%	$30,577	13.1%

J. Alexander’s Holdings, Inc. and Subsidiaries

Reconciliation of Guidance Range for 2019 Adjusted EBITDA

(Unaudited in thousands)

	2019 Guidance Range
	Low	High
Net income (estimated)	$10,200	$11,200
Income tax expense	655	715
Interest expense	505	505
Depreciation and amortization	12,380	12,380

EBITDA	23,740	24,800
Loss on disposal of fixed assets	250	250
Non-cash compensation	1,255	1,255
Loss from discontinued operations, net	475	475
Pre-opening expense	1,450	1,450

Adjusted EBITDA	$27,170	$28,230